Exhibit 99.1

Contact: Hong Zhu UBI Blockchain Internet, Ltd. Phone: (212) 372-8836 info@globalubiabc.com	SmartSpace 3F, Level 9, Unit 908, 100 Cyberport Rd., Hong Kong

For Immediate Release

UBI Blockchain Internet Announces Hong Kong Government Financing of Company’ s Blockchain-Based Food and Drug Safety Technology Development Project with Hong Kong Polytechnic University.

HONG KONG, January 10, 2018/PRNewswire/ —UBI Blockchain Internet Ltd. (OTC QB: UBIA) (“ UBI” ) announced that the Hong Kong Special Administration Region (“ HKSAR” ) has approved and participated in financing the blockchain technology project being jointly developed by UBI and The Hong Kong Polytechnic University (“ HKPU” ). The agreement between UBI and HKSAR for financing the project is fully effective, with total financing about HK$6,000,000 (approximately USD 700,000).

Today’ s announcement represents the successful culmination of a process that commenced in November 2016 when UBI and HKPU began discussions to build blockchain-based technology and research platforms with the mission of resolving important food and drug safety issues. The parties entered into a strategic Memorandum of Understanding in May 2017 and filed their technology research and development project with HKSPA, applying for government funding. HKSPA approved the project on November 15, 2017. The estimated completion date of the project is the second quarter of 2019.

UBI Blockchain Internet Ltd. (“环球” in Chinese) is a technology-driven company researching and developing applications of blockchain technology for the food, pharmaceutical and healthcare industries. The Company’ s plans to provide procedures for food and drug safety as well as solutions for preventing counterfeit or fake food and drugs. The Company’ s strategic aim, with the advancement of blockchain technology, is to be able to trace a food or drug product from its original source within the context of the Internet of Things to the final consumer.

Tony Liu, UBI’ s chairman & CEO, said, “ it is a significant milestone for UBI to have a successful joint effort with HKPU, with an official endorsement from HKSAR, in order to build an application oriented research and development platform of the blockchain technology. This is also a significant event for the research and application of the blockchain technology. We are full of hope and full of expectations for the future. UBI will do its best to build the blockchain technology for the benefit of consumers together with support from universities, governments, and social resources.”

About Us

UBI Blockchain Internet Ltd. business encompasses the research and application of blockchain technology with a focus on the Internet of things covering areas of food, drugs and healthcare. Management plans to focus its business in the integrated wellness industry, by providing procedures for safety and effectiveness in food and drugs, but also preventing counterfeit or fake food and drugs. With the advancement of the blockchain technology, the Company plans to trace a food or drug product from its original source within the context of the Internet of Things to the final consumer.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.